Robson Court, 1000-840 Howe Street Vancouver, BC, Canada V6Z 2M1 T: 604.687.2242 F: 604.643.1200 www.millerthomson.com

November 7, 2006 DELIVERED VIA COURIER United States Securities and Exchange Commission Washington, D.C. 20549	Greg Smith Direct Line: 604.643.1258 gsmith@millerthomson.com File: 045106.0001

Dear Sirs/Mesdames:

Re:      Kodiak Oil & Gas Corp.

We have acted as corporate counsel to Kodiak Oil & Gas Corp., a company existing under the laws of the Yukon Territory (the “Company”), in connection with the registration by the Company pursuant to a registration statement (the “Registration Statement”) on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), related to the registration of:
(a)     4,665,500 common shares of the Company (the “Current Option Shares”) to be issued upon exercise of outstanding options granted under the Incentive Share Option Plan of the Company; and
(b) 2,831,442 common shares of the Company (the “Future Option Shares”) which may be issued upon exercise of options to be granted in the future under the Incentive Share Option Plan of the Company.
This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Registration Statement and, for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the financial statements of the Company, certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified,

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conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

We are qualified to express opinions only with respect to the laws of the Yukon Territory and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Yukon Territory and the federal laws of Canada applicable therein.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.     The Current Option Shares have been duly authorized by the Company and upon exercise of the options, including receipt of payment in full for the common shares, shall be validly issued, fully paid and non-assessable.

2.     The Future Option Shares, when duly authorized by the Company upon the grant of future options and upon the exercise of such future options, including receipt of payment in full for the common shares, shall be validly issued, fully paid and non-assessable.

Certain partners of Miller Thomson LLP own 120,750 common shares in the capital of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement.

If you have any questions concerning the foregoing please contact the writer.

Yours truly,

MILLER THOMSON LLP

Per:  /s/ Gregory C. Smith

Gregory C. Smith

c.	Kodiak Oil & Gas Corp. Attention: Lynn Peterson

c.	Dorsey & Whitney Attention: Randal Jones